Exhibit 4.3

                       SDRC/POINT CONTROL CO.

               1987 INCENTIVE STOCK OPTION PLAN

  (formerly, Point Control Co. 1987 Incentive Stock Option Plan)

Structural Dynamics Research Company ("SDRC" or the "Company"), SDRC-Systems, Inc. ("SDRC-Systems") and CAMAX Manufacturing Technologies, Inc. ("CAMAX") entered into an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, as amended, (the "Merger Agreement") pursuant to which CAMAX will be merged with and into SDRC-Systems with SDRC-Systems as the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, SDRC has agreed to assume CAMAX's obligations under CAMAX's five stock option plans and outstanding non-qualified stock options effective as of the date of the Merger. This Plan as assumed will apply to optionees in existence prior to the Effective Date of the Merger.

At the Effective Date of the Merger in accordance with Sections 2.5 and 2.6 of the Merger Agreement, each outstanding option to purchase shares of CAMAX Common Stock issued pursuant to the Point Control Co. 1987 Incentive Stock Option Plan (the "1987 Plan"), whether vested or unvested, shall be assumed by SDRC. Each 1987 Plan option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such 1987 Plan option, the same number of shares of SDRC Common Stock as the holder of such 1987 Plan option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date of the Merger (rounded down to the nearest whole share), at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such 1987 Plan option divided by
(y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such 1987 Plan option. (Capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement unless otherwise defined herein.)

The entire text of the Plan following the Effective Date of the Merger is as follows:

1.  PURPOSE

The continued growth and success of the Company is dependent upon its ability to obtain and retain the services of employees of the highest competence, and to provide incentives for effective service and high-level performance. The purpose of this Plan is to provide a means to advance the interests of the Company and its shareholders by affording to certain employees of CAMAX an opportunity to acquire a proprietary interest in SDRC by the grant of options under the terms set forth herein and to facilitate the acquisition of shares of the Company's common stock without par value ("Stock") by employees pursuant to options meeting the requirements of section 422 of the Internal Revenue Code of 1986, as amended ("IRC"), so that the employees will more closely identify their interests with those of the Company and its shareholders.

2.  STOCK AND STOCK APPRECIATION RIGHTS

2.1 The Stock subject to options under the Plan shall be shares of the Company's authorized but unissued or reacquired Stock. Subject to the adjustments described in Section 6 of the Plan, the aggregate number of shares that may be issued pursuant to the Plan, whether upon exercise of stock options or of stock appreciation rights, shall not exceed 30,236 shares of Stock. Upon the exercise of stock appreciation rights, the remaining shares available for issuance under the Plan will be reduced by the number of shares covered by the stock options to which the stock appreciation rights were attached. In the event any outstanding option granted under the Plan for any reason expires or is terminated, the shares of Stock allocable to the unexercised portion of the option may again be subject to options under the Plan.

2.2 Rights which may be granted under the Plan include:

2.2.1 Stock options, giving the holder the right for a specified time period to purchase a specified number of shares of Stock for a specified price.

2.2.2 Stock appreciation rights giving the holder the right, without payment to the Company, to receive shares of Stock in lieu of purchasing them under the related stock option. The value of a stock appreciation right will be excess, if any, of the value of a share on the exercise date over the option price of the stock option to which the stock appreciation right is attached.

3.  ELIGIBILITY

All employees of the Company shall be eligible to participate in the Plan. The persons who shall receive awards of options shall be such employees (including officers, whether or not they are directors) of the Company as may be selected from time to time by the stock option committee ("Committee"). The board of directors of the Company ("Board") shall designate three directors to act as the Committee. All persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Participants as of the time the Merger is consummated shall be eligible to participate in the Plan to the extent that such Participants held outstanding options or grants under the Point Control Co. 1987 Incentive Stock Option Plan as of the Effective Date.

4.  ADMINISTRATION

The Plan shall be administered by the Committee, which shall have full power and authority, subject to the provisions of the Plan, to:

4.1  Designate participants;

4.2 Determine the number of options to be granted to each participant;

4.3  Determine the terms of option agreements for each option;

4.4  Supervise administration of the Plan;

4.5 Interpret the provisions of the Plan and option agreements granted thereunder; and

4.6 Take all action in connection with the Plan as it deems necessary or advisable.

Decisions of the Committee shall be final. More than one option may be granted to the same employee. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

5. TERMS AND CONDITIONS OF OPTIONS

The Committee may grant stock options and stock appreciation rights to such eligible employees as the Committee may from time to time select in its sole discretion. In connection with stock options granted under the Plan, stock appreciation rights will attach to twenty-five percent (25%) of the option shares. Stock options and stock appreciation rights under the Plan granted by the Committee shall be evidenced by stock option agreements in such form as the Committee shall from time to time approve, and shall comply with and be subject to the following terms and conditions:

5.1  Dollar Limit on Options Exercisable

The aggregate fair market value, determined as of the date an option is granted, of Stock (or any other class of capital stock of the Company) with respect to which options meeting the requirements of IRC section 422 ("Incentive Stock Options") are exercisable for the first time by any employee during any calendar year [under the Plan or under any other plan of the Company, or of any parent or subsidiary of the Company within the meaning of IRC section 425(e) and (f)
("Affiliate")] shall not exceed $100,000.

5.2  Number of Shares And Stock Appreciation Rights

Each option agreement shall state the number of shares of Stock subject to the option and the number of shares of Stock, if any, to which stock appreciation rights are attached.

5.3  Option Price

Each option agreement shall state the option price, which shall not be less than 100% (110% for 10% Shareholders, as defined below) of the fair market value, on the date the option is granted, of the shares of Stock subject to the option. A "10% Shareholder" is any person who, at the time an option is granted, owns stock of the Company possessing more than 10% of the combined voting power of all classes of stock of the Company or any Affiliate.

5.4 Determination of Fair Market Value

The fair market value per share of Stock shall be determined by the Committee in good faith at the time the option is granted and at the time of any exercise of a stock appreciation right.

5.5  Option Period And Limitations on Exercise

5.5.1 Each option shall be exercisable by the optionee either immediately or after such vesting period, and according to such vesting schedule for exercise, or in such other manner as the Committee shall provide in the option agreement at the time the option is granted. Each option shall expire and shall not be exercisable after the expiration of ten years (five years for 10% Shareholders) from the date the option is granted, or such lesser period as may be established by the Committee at the time the option is granted.

5.5.2 Notwithstanding any other provision of the Plan, an option granted under the Plan shall be exercisable only while the optionee remains an employee of the Company, except that, in the event of (a) an optionee's termination of employment with the Company by reason of disability (within the meaning of IRC section 22(e)(3)), or (b) an optionee's death while an employee of the Company, the option agreement may allow the option to remain exercisable, to the extent it was exercisable on the date of termination or the date of death, by the optionee or by the optionee's estate or devisee, until the expiration date of the term of the option or one year after the date of the optionee's termination of employment or death, whichever date is earlier.

5.5.3 In the event of Board or shareholder approval of the consolidation of the Company with another company, or of the merger of the Company into another company which is the surviving corporation of the merger, or of the acquisition of all or substantially all the assets of the Company by another company, all nonvested options and stock appreciation rights will fully vest to the optionee immediately.

5.5.4 Upon exercise of a stock option, any stock appreciation rights attached to the shares as to which the option is exercised will automatically expire. Conversely, upon exercise of a stock appreciation right, the option to acquire the shares to which it is attached will automatically expire.

5.6  Securities Restrictions

All option agreements evidencing options granted under the Plan shall provide that:

5.6.1 If the Committee at any time determines that registration or qualification of the Stock or any option under state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, then the option may not be exercised, in whole or in part, until the registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

5.6.2 Any person purchasing or receiving shares of Stock may be required by the Company to give a written representation that he or she is acquiring the shares for his or her own account for investment and not with a view to the distribution of the shares.

5.7 Payment of Option Price; Exercise of Stock Appreciation Right

5.7.1 The price upon exercise of an option to purchase shares under the Plan shall be payable to the Company in cash or, in the discretion of the Committee, in installments on such terms and over such period as the Committee shall determine.

5.7.2 Upon exercise of one or more stock appreciation rights, the holder will receive their value in shares of Stock, but only to the extent the holder is also the holder of unexpired options (other than options to which the stock appreciation rights being exercised are attached) to acquire shares of Stock under the Plan. A stock appreciation right shall be valid only for the purpose of acquiring shares of Stock under the Plan, and shall not entitle the holder to receive cash from the Company except as to any fractional share. Only whole shares will be issuable; any right to a fractional share will be satisfied in cash.
5.7.3 The date of exercise of a stock option or stock appreciation right will be the date on which the written notice of exercise is mailed or personally delivered to the Company's secretary.

5.8  Nontransferability

Options and stock appreciation rights shall not be transferrable except by testamentary disposition or by the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only by the optionee.

5.9 Shareholders' Agreement

Each option agreement shall provide that, as a condition of exercising any option or stock appreciation right granted under the Plan, the optionee shall agree to enter into and be bound by the agreement in force at the time of the exercise among the Company and its employee shareholders relating to the repurchase by the Company of its outstanding shares in certain circumstances.

5.10  Other Provisions

Any option agreement may contain such other or additional terms and provisions as may be determined by the Committee to be consistent with the Plan, or necessary or desirable to comply with the provisions of applicable laws, rules, or regulations.

6.  ADJUSTMENT

In the event of any stock split or payment of a dividend on Stock payable in shares of Stock after the Plan is approved by the Company's shareholders, the shares of Stock then subject to each option (and the number of such shares which, pursuant to Section 2 of the Plan, may be issued under the Plan) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event all the outstanding shares of Stock shall be changed into or exchanged for a different number or class of shares of the Company, or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, consolidation, or otherwise, then there shall be substituted for each share of Stock then subject to each option (and, if the Company is the surviving corporation in such transaction, for the number of such shares which, pursuant to
Section 2 of the Plan, may be issued under the Plan), the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate option price for the shares then subject to the option. In connection with any adjustment under this Section 6 resulting in a fractional share interest, the interest may be rounded down to the nearest whole share if the interest is less than 0.5 share; otherwise, the fractional share interest may be rounded up to the nearest whole share.

7.  PROCEEDS

The proceeds received by the Company from the sale of Stock pursuant to the Plan will be used for general corporate purposes.

8.  NO OBLIGATION TO EXERCISE; NO RIGHT TO CONTINUED EMPLOYMENT

The granting of an option shall impose no obligation on the optionee to exercise the option. The granting of an option does not confer on the optionee any right to be continued in the employment of the Company.

9.  AMENDMENT AND DISCONTINUANCE

The Board may alter, amend, suspend, or terminate the Plan, provided that the Board may not, without further approval by the holders of at least two-thirds (2/3) of the outstanding shares of stock of the Company entitled to vote:

9.1 Increase the aggregate number of shares of Stock for which options may be granted under the Plan (except for adjustments pursuant to Section 6);

9.2 Materially modify the requirements as to eligibility for participation in the Plan; or

9.3Materially increase the benefits afforded participants under the Plan.

10.  TERM OF PLAN AND EFFECTIVE DATE

The Plan shall be deemed adopted and effective as of the close of business on the Effective Date of the Merger. All outstanding options and grants were originally granted under the Point Control Co. 1987 Incentive Stock Option Plan. After consummation of the Merger, no further options or grants will be made under the Plan. The Plan will automatically terminate when all options and stock appreciation rights under it have been exercised or have expired.